CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form SB-2 of Cleveland BioLabs, Inc. of our report dated February 7, 2006 relating to the financial statements. We also consent to the reference to us as “Experts” under the heading “Experts” in such Registration Statement.

/s/ Meaden & Moore, Ltd.

MEADEN & MOORE, LTD.
Independent Registered Public Accounting Firm

April 24, 2006
Cleveland, Ohio